Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue, New York, NY 10017  (212) 588-4000

FOR IMMEDIATE RELEASE

Contacts:

Howard C. Naphtali

Chief Financial Officer

(212) 444-6160

ITG Reports Third Quarter 2004 Results

NEW YORK, NY, October 28, 2004 - Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services, today announced that for the third quarter ended September 30, 2004, revenues were $86.3 million, net income was $10.6 million and diluted earnings per share were $0.25.

To ensure a clear understanding of these financial results, we are separately identifying certain non-recurring items pertaining to an unrealized gain on a security owned subsequent to its initial public offering, an asset impairment write-down, employee separation and lease abandonment costs. Excluding these items, third quarter 2004 revenues were $84.2 million with net income of $11.3 million and earnings per share of $0.27.

Commencing with the third quarter of 2004, the Company’s clearing agent has adopted a calendar end of quarter for reporting periods, replacing its past practice of using the last Friday of the month for the first three quarters of each calendar year. As a result, there were 67 trading days in the third quarter of 2004 compared to 63 trading days in last year’s comparable period. There will be 64 trading days in the fourth quarter of 2004 vs. 66 in 2003.

Revenues per trading day versus last year’s third quarter grew 33% for Client Site Trading Products while declining 34% for POSIT and 7% for the Electronic Trading Desk. Compared to this year’s second quarter, revenues per trading day increased 1% for Client Site Trading Products and declined 6% for POSIT and 4% for the Electronic Trading Desk.

“Overall, ITG’s U.S. domestic volumes outperformed the market, with an encouraging pick up in volumes in September following the market’s weak summer,” said Raymond Killian, who returned from retirement in September to serve again as ITG’s President and Chief Executive Officer.  “We are undertaking a fundamental strategic review of the business and believe that there are a number of good opportunities for ITG to better position itself for future growth.”

ITG’s International business recorded revenues for the third quarter of $18.2 million, which reflects a 9% increase in revenues per trading day compared to last year’s third quarter. These revenues of $18.2 million and pre-tax earnings of almost $1.0 million compared to revenues of $15.7 million and a pre-tax loss of $700,000 in 2003. Earnings per share were $0.01 for our International business in the third quarter of 2004, compared to a loss of $0.02 in the third quarter of 2003.

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“We continue to enjoy good growth in our International business and are beginning to see a positive earnings stream with our first ever after tax operating profit for the third quarter” said Mr. Killian.  “We achieved record pre-tax operating earnings in Europe, continued our consistent earnings stream in Canada and, for the third consecutive quarter, earned a small profit in our combined Australian/Asian operations.”

In the U.S., ITG’s trading volume for the third quarter of 2004 was 5.3 billion shares (averaging 79.0 million shares per trading day) compared to 5.0 billion shares in the third quarter of 2003 (averaging 79.6 million shares per trading day) and 5.0 billion in the second quarter of 2004 (averaging 80.8 million shares per trading day).

For ITG overall, pre-tax margins for the third quarter were 22.0% excluding non-recurring items, compared to 22.7% in 2003.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2004, revenues decreased 1% to $244.9 million, net income decreased 4% to $28.3 million and diluted earnings per share increased 6% to $0.66. Excluding non-recurring items, revenues decreased 3% to $240.4 million, net income decreased 7% to $27.5 million and diluted earnings per share increased 3% to $0.64.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss third quarter results. Those wishing to listen to the call should dial 1-800-475-3716 at least 10 minutes prior to the start of the call to ensure connection.  A listen-only webcast will also be available on ITG’s website at http://www.itginc.com/investor.  For those unable to listen to the live broadcast of the call, a week-long replay will be available by dialing 1-888-203-1112 and entering the pass code 845536, and a two week-long replay will be available on ITG’s website starting approximately 3 hours after the completion of the call.

About ITG
ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client-Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the

United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 26, 2003	September 30, 2004	September 26, 2003
Revenues:
Commissions:
POSIT	$25,639	$36,557	$77,221	$95,620
Electronic Trading Desk	27,271	27,683	80,558	86,806
Client Site Trading Products	26,657	18,830	71,970	57,954
Other	6,748	2,252	15,125	7,095
Total revenues	86,315	85,322	244,874	247,475

Expenses:
Compensation and employee benefits	31,620	29,028	90,162	88,234
Transaction processing	13,368	11,501	37,119	33,560
Software royalties	3,381	4,881	10,485	12,527
Occupancy and equipment	7,918	7,963	22,708	23,718
Telecommunications and data processing services	4,549	4,457	13,524	13,704
Other general and administrative	8,097	8,106	22,973	23,992
Total expenses	68,933	65,936	196,971	195,735

Income before income tax expense	17,382	19,386	47,903	51,740

Income tax expense	6,798	8,194	19,581	22,244

Net income	$10,584	$11,192	$28,322	$29,496

Earnings per share:

Basic	$0.25	$0.24	$0.66	$0.62

Diluted	$0.25	$0.24	$0.66	$0.62

Basic weighted average number of common shares outstanding	41,885	47,168	43,108	47,244

Diluted weighted average number of common shares outstanding	41,892	47,197	43,116	47,262

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$200,928	$239,013
Cash restricted or segregated	12,362	11,892
Securities owned, at fair value	72,027	24,174
Receivables from brokers, dealers and other, net	614,694	219,860
Investments in limited partnerships	20,069	19,529
Premises and equipment, net	22,479	25,088
Capitalized software, net	8,152	6,575
Goodwill	87,354	77,143
Other Intangibles	2,829	4,747
Deferred taxes	11,642	12,147
Other assets	12,166	9,680
Total assets	$1,064,702	$649,848

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$97,200	$82,554
Payables to brokers, dealers and other	577,531	187,764
Software royalties payable	3,389	4,209
Securities sold, not yet purchased, at fair value	18,112	1,264
Income taxes payable	14,892	12,754
Total liabilities	711,124	288,545
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, par value $0.01; shares authorized: 1,000,000; shares issued: none	—	—
Common stock, par value $0.01; shares authorized: 100,000,000; shares issued: 51,327,388 and 51,262,743 at September 30, 2004 and December 31, 2003, respectively and 41,898,101 and 44,740,279 shares outstanding at September 30, 2004 and December 31, 2003, respectively	513	513
Additional paid-in capital	160,991	157,319
Retained earnings	362,300	333,978
Common stock held in treasury, at cost; shares: 9,429,287 and 6,522,464 at September 30, 2004 and December 31, 2003, respectively	(178,088)	(138,641)
Accumulated other comprehensive income:
Currency translation adjustment	7,862	8,134
Total stockholders’ equity	353,578	361,303
Total liabilities and stockholders’ equity	$1,064,702	$649,848

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 26, 2003	September 30, 2004	September 26, 2003

Total revenues	$86,315	$85,322	$244,874	$247,475
Less:
Non-recurring revenue (1)	(2,091)		(4,481)
Pro forma revenues	84,224	85,322	240,393	247,475

Total expenses	68,933	65,936	196,971	195,735
Less:
Asset impairment charges (2) .	(700)	—	(700)	—
Other non-recurring expenses (3) .	(2,557)	—	(2,557)	—
Pro forma expenses	65,676	65,936	193,714	195,735

Income before income tax expense	17,382	19,386	47,903	51,740
Effect of pro forma adjustments .	1,166	—	(1,224)	—
Pro forma income before income tax expense	18,548	19,386	46,679	51,740

Income tax expense	6,798	8,194	19,581	22,244
Tax effect of pro forma adjustments	463	—	(446)	—
Pro forma income tax expense ..	7,261	8,194	19,135	22,244

Net income	10,584	11,192	28,322	29,496
Net effect of pro forma adjustments .	703	—	(778)	—
Pro forma net income	$11,287	$11,192	$27,544	$29,496

Diluted earnings per share	$0.25	$0.24	$0.66	$0.62
Net effect of pro forma adjustments	0.02	—	(0.02)	—
Pro forma diluted earnings per share	$0.27	$0.24	$0.64	$0.62

Notes:

(1) Non-recurring income is comprised of the gain on the sale of 50% of  ITG’s  Canadian subsidiary, KTG Technology Corp. in the Second Quarter 2004 ($2.4 million) and unrealized gains of $2.1 million from our holding of common stock of a corporation following the corporation’s initial public offering in the third quarter of 2004.

(2) Pertains to a write-down of two New York Stock Exchange seats that ITG obtained as part of the Hoenig acquisition.  Since the current market environment has led to a reduction in NYSE seat prices, we have taken a $0.7 million impairment write-down to reflect the fair value of these seats at $1.15 million each.

(3) Other non-recurring expenses incurred in the third quarter of 2004 include a lease abandonment charge and employee separation costs.